Exhibit 10.4

Technological Services Agreement

Transfer Contract

Transferor:	Tianjin New Highland Science Development Co., Ltd.	(“Party A”)

Transferee:	Hebei Daofu Oil Exploration Technology Development Co., Ltd.	(“Party B”)

WHEREAS,

Party A entered into with PetroChina Huabei Oilfield Company (“Huabei Oilfield”) a Technology Service Agreement (Contract No.: HBYT-CY1-2008-JS-147) dated as of July 17, 2008, pursuant to which Party A shall utilize the nano MD film and related technologies to provide oil output enhancement technology services for 49 oilwells and 15 waterwells on Block 120 of Huabei Oilfield,

NOW, THEREFORE, Party A and Party B hereby enter into the present agreement for the transfer of the Technology Service Agreement whereby all of Party A’s rights and obligations under said Technology Service Agreement shall be transferred to Party B; and such transfer has obtained consent from Huabei Oilfield.

Article 1     Party A agrees to transfer, for fee, all of its rights and obligations under the Technology Service Agreement to Party B, to the effect that Party B shall enjoy such rights and perform such obligations as a party to such agreement.

Article 2     Party B agrees to accept the rights and obligations of Party A under the Technology Service Agreement and to comply, in common with Huabei Oilfield, with all of the provisions of such agreement as a party thereto.

Article 3     All of the provisions of the Technology Service Agreement and all agreements set forth therein shall remain unchanged. Party B undertakes to continue to perform the Technology Service Agreement.

Article 4     Transfer Price and Payment Time

4.1               The total price for the transfer by Party A of the Technology Service Agreement  to Party B shall be RMB Twenty Five Million Seven Hundred and Twenty Five Thousand (RMB 25.725 million). Party B shall on a monthly basis pay to Party A a transfer price payment in the amount of RMB 1.225 million.

4.2  Payment Time. The transfer price shall be settled on a monthly basis A and shall be paid up within 90 days.

4.3  Party A and Party B shall within 30 days of the date hereof establish a jointly-managed account. Party B warrants that the service fee paid by Huabei Oilfield to Party B will be transferred into such joint funds management account of Party A and Party B. Utilization of funds from such account shall be subject to approval and sealing by both Party A and Party B; and Funds from such jointly-managed account shall be paid to Party A on a priority basis.

Article 5     The accounts receivable and accounts payable arising between Party A and Huabei Oilfield by March 31, 2010 shall continue to be settled by and between Party A and Huabei Oilfield.

Article 6     Party A and Party B both covenant and warrant that the arrangement respecting the transfer and acceptance of the rights and obligations under the Technology Service Agreement has received from each of them effective and full approvals and authorizations and that their respective authorized representatives have each obtained authorizations necessary for the execution of this Contract.

Article 7     Upon effectiveness of this Contract, Party B and Huabei Oilfield may at any time consult each other on matters related to the nano MD film technology service project so as to facilitate the concrete implementation of the Technology Service Agreement.

Article 8     Party A and Party B shall each maintain in confidence the business information of the other party and such confidentiality obligation shall survive the full performance of this Contract.

Article 9     Any dispute arising out of this Contract shall be resolved by the parties through consultations, failing which, by a proceeding to be brought before the people’s court of the place of the other party.

Article 10  This Contact shall become effective as from April 1, 2010 and shall terminate as of the expiry of the term set out in the Technology Service Agreement.

Article 11  The Technology Service Agreement dated July 17, 2008 by and between Party A and Huabei Oilfield is a schedule hereto. Any schedule hereto is an integral part of this Contract and shall have the same force and effect as this Contract.

Article 12 This Agreement shall be made in four copies and Party A and Party B shall each hold two copies. All of the copies are equally valid.

Party A: Tianjin New Highland Science and Technology Development Company, Limited

/s/ Xin Guoqiang

(Name of Authorized Signatory)

Name: Xin Guoqiang

Party B: Hebei Daofu Oil Exploration Technology Development Co., Ltd.

/s/ Yan Peiju

(Name of Authorized Signatory)

Name:Yan Peiju

Date of Execution: April 1, 2010	Place of Execution: Tanggu, Tianjin